SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only
(as permitted by §14a-6(e)(2))
☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material §240.14a-11(c) or §240.14a-12

Applied Materials, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No Fee Required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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Email communication sent on March 19, 2004 from Joseph J. Sweeney, Group Vice President, Legal Affairs and Intellectual Property, and Corporate Secretary of Applied Materials, Inc. to Jose Arau, Principal Investment Officer, Corporate Governance Unit, of California Public Employees Retirement System.

March 19, 2004

Mr. Jose Arau

Corporate Governance Officer

California Public Employees Retirement System

400 P Street

Sacramento, CA 95814

Re: 2004 Proxy Statement – Fees Paid to PricewaterhouseCoopers LLP

Dear Mr. Arau:

Thank you for sharing with us the views of California Public Employees Retirement System with respect to auditor independence. As we discussed, Applied Materials, Inc. (“Applied”) wholeheartedly agrees that it is important to maintain the independence and objectivity of outside auditors.

As disclosed in its 2004 Proxy Statement, Applied paid $21,000 in the category of “All Other Fees” to PricewaterhouseCoopers in fiscal 2003. This $21,000 was for two categories of work: (a) approximately $17,000 was for a price verification audit required by a customer contract; and (b) approximately $4,000 was for verification of certain financial information in a routine environmental report. In February 2004 PricewaterhouseCoopers provided verification of certain financial information in a routine environmental report for a fee of $8,000, which will be disclosed in the Proxy Statement for the 2005 Annual Meeting of Stockholders. PricewaterhouseCoopers will not be providing these services to Applied in the future.

If you have additional questions or comments, please call me.

Sincerely,

//signed//
Joseph J. Sweeney Group Vice President Legal Affairs and Intellectual Property and Corporate Secretary